                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

                     EXCHANGE ACT OF 1934 (AMENDMENT NO. 2)


Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                             CyberGuard Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                             CyberGuard Corporation
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                            [CYBERGUARD LETTERHEAD]




                                                              November 5, 1999




Dear CyberGuard Corporation Shareholder:

         You are cordially invited to attend the 1999 Annual Meeting of Shareholders to be held on December 8, 1999, at 10:00 a.m., at the Courtyard by Marriott at Cypress Creek, 2440 W. Cypress Creek Road, Fort Lauderdale, Florida, 33309.

         The Annual Meeting will begin with a report on Company operations, followed by discussion and voting on the matters described in the accompanying Notice of Annual Meeting and Proxy Statement.

         Whether or not you plan to attend, you can ensure that your shares are represented at the Annual Meeting by promptly completing, signing, dating and returning the enclosed proxy card in the envelope provided.


                                Sincerely,



                                /s/ DAVID R. PROCTOR
                                -----------------------------------------------
                                David R. Proctor
                                Chairman, President and Chief Executive Officer

                             CYBERGUARD CORPORATION
                   2000 WEST COMMERCIAL BOULEVARD, SUITE 200
                         FORT LAUDERDALE, FLORIDA 33309

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON DECEMBER 8, 1999

                            ------------------------

         The Annual Meeting of Shareholders (the "Annual Meeting") of CyberGuard Corporation, a Florida corporation (the "Company"), will be held on December 8, 1999, at 10:00 a.m., local time, at the Courtyard by Marriott at Cypress Creek, 2440 W. Cypress Creek Road, Fort Lauderdale, Florida, 33309, for the following purposes:

         1. To elect two directors to serve for a term of two years and until their respective successors are duly elected and qualified and to elect one director to serve for a term of two years and until his respective successor is duly elected and qualified;

         2. To consider and vote upon an amendment to CyberGuard's Amended and Restated Articles of Incorporation to increase the number of shares of Common Stock authorized for issuance from 20,000,000 to 50,000,000 shares of Common Stock; and

         3. To ratify the appointment of Grant Thornton LLP as the Company's indepdendent public accountants for the fiscal year ending June 30, 2000.

         4. To transact such other business as may properly come before the Annual Meeting and any and all adjournments and postponements thereof.

         The Board of Directors has fixed the close of business on October 25, 1999 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof.

         The enclosed proxy is solicited by the Board of Directors of the Company. Reference is made to the accompanying Proxy Statement for further information with respect to the business to be transacted at the Annual Meeting.

         A complete list of the shareholders entitled to vote at the Annual Meeting will be available during ordinary business hours for examination by any shareholder, for any purpose germane to the Annual Meeting, for a period of at least ten days prior to the Annual Meeting, at the Company's corporate offices, 2000 West Commercial Boulevard, Suite 200, Fort Lauderdale, Florida 33309.

         The Board of Directors urges you to complete, sign, date and return the enclosed proxy card promptly. You are cordially invited to attend the Annual Meeting in person. The return of the enclosed proxy card will not affect your right to revoke your proxy or to vote in person if you do attend the Annual Meeting.


                                      By order of the Board of Directors,



                                      TERRENCE A. ZIELINSKI
                                      Chief Financial Officer

Fort Lauderdale, Florida

November 5, 1999



YOUR VOTE IS IMPORTANT, NO MATTER HOW MANY SHARES YOU OWNED ON THE RECORD DATE.
 PLEASE INDICATE YOUR VOTING INSTRUCTIONS ON THE ENCLOSED PROXY CARD, DATE AND SIGN IT, AND RETURN IT IN THE ENVELOPE PROVIDED, WHICH IS ADDRESSED FOR YOUR CONVENIENCE AND NEEDS NO POSTAGE IF MAILED IN THE UNITED STATES. IN ORDER TO
  AVOID THE ADDITIONAL EXPENSE TO THE COMPANY OF FURTHER SOLICITATION, WE ASK
               YOUR COOPERATION IN MAILING YOUR PROXY PROMPTLY.

                             CYBERGUARD CORPORATION
                   2000 WEST COMMERCIAL BOULEVARD, SUITE 200
                         FORT LAUDERDALE, FLORIDA 33309

                            ------------------------

                                PROXY STATEMENT

                            ------------------------

                              GENERAL INFORMATION


         This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of CyberGuard Corporation, a Florida corporation ("CyberGuard" or the "Company"), for use at the Company's 1999 Annual Meeting of Shareholders (together with any and all adjournments and postponements thereof, the "Annual Meeting") to be held on December 8, 1999, at 10:00 a.m., local time, at the Courtyard by Marriott at Cypress Creek, 2440 W. Cypress Creek Road, Fort Lauderdale, Florida, 33309, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. This Proxy Statement, together with the foregoing Notice and the enclosed proxy card, are first being sent to shareholders on or about November 5, 1999.

         The Board of Directors has fixed the close of business on October 25, 1999 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. On the record date, there were 9,134,235 shares of Common Stock of the Company, par value $.01 per share ("Common Stock"), outstanding and entitled to vote. Each share of Common Stock is entitled to one vote per share on each matter properly brought before the Annual Meeting. Shares can be voted at the Annual Meeting only if the shareholder is present in person or is represented by proxy. The presence, in person or by proxy, at the Annual Meeting of shares of Common Stock representing at least a majority of the total number of shares of Common Stock outstanding on the record date will constitute a quorum for purposes of the Annual Meeting.


         The Board of Directors knows of no matters that are to be brought before the Annual Meeting other than those set forth in the accompanying Notice of Annual Meeting of Shareholders. If any other matters properly come before the Annual Meeting, the persons named in the enclosed proxy card, or their duly appointed substitutes acting at the Annual Meeting, will be authorized to vote or otherwise act thereon in accordance with their judgment on such matters. If the enclosed proxy card is properly executed and returned before voting at the Annual Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. In the absence of instructions, shares represented by executed proxies will be voted as recommended by the Board of Directors.

         Any proxy may be revoked at any time prior to its exercise by attending the Annual Meeting and voting in person, by notifying the Secretary of the Company of such revocation in writing or by delivering a duly executed proxy bearing a later date, provided that such notice or proxy is actually received by the Company prior to the taking of any vote at the Annual Meeting.

         The cost of solicitation of proxies for use at the Annual Meeting will be borne by the Company. Solicitations will be made primarily by mail or by facsimile, but regular employees of the Company may solicit proxies personally or by telephone.

         Brokers, banks and other nominee holders will be requested to obtain voting instructions of beneficial owners of stock registered in their names. Shares represented by a duly completed proxy submitted by a nominee holder on behalf of beneficial owners will be counted for quorum purposes, and will be voted to the extent instructed by the nominee holder on the proxy card. The rules applicable to a nominee holder may preclude it from voting the shares that it holds on certain kinds of proposals unless it receives voting instructions from the beneficial owners of the shares (sometimes referred to as "broker non-votes").

                               PROPOSAL NUMBER 1
                             ELECTION OF DIRECTORS
         The Amended and Restated Articles of Incorporation and the By-laws of the Company provide that the number of directors (which is to be not less than three) is to be determined from time to time by resolution of the Board of Directors. The Board is currently composed of six persons.
         Pursuant to the Company's Amended and Restated Articles of Incorporation, the members of the Board of Directors are divided into three classes. Each class is to consist, as nearly as may be possible, of one-third of the whole number of members of the Board. The terms of four of the Company's directors expire at the Annual Meeting. The term of the remaining class of directors will expire at the 2000 Annual Meeting of Shareholders.


         At each Annual Meeting, the directors elected to succeed those whose terms expire are of the same class as the directors they succeed and are elected for a term to expire at the third Annual Meeting of Shareholders after their election and until their successors are duly elected and qualified. Because there was no Annual Meeting in connection with the Company's fiscal year ended June 30, 1998, at this year's Annual Meeting, two of the directors will be elected for a two-year term. A director elected to fill a vacancy is elected to the same class as the director he succeeds, and a director elected to fill a newly created directorship holds office until the next election of the class to which such director is elected.

         Three directors are nominees for election this year. Two directors, Mr. Proctor and Mr. Manning, are nominees for a two-year term expiring at the 2001 Annual Meeting of Shareholders, and one director, Mr. Scott, is a nominee for a three-year term expiring at the 2002 Annual Meeting of Shareholders. Leland R. Reiswig, Jr. has advised the Company that he will retire from the Board effective on the date of the Annual Meeting, and the Board may fill that vacancy at a later time. Directors will be elected by a plurality of the votes cast by the shares of Common Stock represented in person or by proxy at the Annual Meeting. The proxies named in the proxy card intend to vote for the election of the four nominees listed below unless otherwise instructed. If a holder does not wish his or her shares to be voted for a particular nominee, the holder must identify the exception in the appropriate space provided on the proxy card, in which event the shares will be voted for the other listed nominees. If any nominee becomes unable to serve, the proxies may vote for another person designated by the Board of Directors or the Board may reduce the number of directors. The Company has no reason to believe that any nominee will be unable to serve. Set forth below is certain information with regard to each of the nominees for election at the Annual Meeting and each continuing director.


                THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE
                  FOR THE NOMINEES FOR DIRECTOR LISTED BELOW.

NOMINEES-(TERM EXPIRING AT THE 2001 ANNUAL MEETING OF SHAREHOLDERS)

         DAVID L. MANNING. Age 49. Director since September 1999. Mr. Manning was Commissioner of Finance and Administration for the State of Tennessee from 1987 to 1995 where he managed the State's finances and information technology services. In 1995, he joined Columbia/HCA Healthcare Corporation and became Senior Vice President during 1997 with responsibilities for healthcare data analysis and the company's relationships with state governments. After leaving that position in early 1998, Mr. Manning was a consultant in the healthcare industry. He currently serves as Director of Finance for the Metropolitan Government of Nashville and Davidson County. Mr. Manning was appointed to the CyberGuard Board of Directors in September 1999 on the recommendation of Fernwood Partners II, LLC, upon completion of the "Fernwood Financing" (as defined below).

         DAVID R. PROCTOR. Age 59. Director since 1997. Mr. Proctor was appointed Chairman of the Board of Directors and Chief Executive Officer of the Company in March 1999. He previously served as President and Chief Operating Officer of Platinum Software Corporation from May 1994 to December 1995; as Vice President of the Personal Software Products Division of IBM from April 1993 to May 1994; as President and Chief Operating Officer of Ashton-Tate from April 1991 to November 1991; and as Executive Vice President of Development for Ashton-Tate from May 1990 to April 1991. He was a business and technical consultant for a number of companies from November 1991 to April 1993 and from January 1996 to December 1998. Prior to 1991, Mr. Proctor spent 23 years with IBM in several executive capacities.

NOMINEE-(TERM EXPIRING AT THE 2002 ANNUAL MEETING OF SHAREHOLDERS)

         WILLIAM G. SCOTT. Age 48. Director since September 1999. Mr. Scott is a C.P.A., who is currently a business and tax consultant. From April 1997 until April 1999, Mr. Scott was Vice President of Strategic Resource Solutions, a division of Carolina Power and Light Corporation, and served as Chief Operating Officer of their Lighting Division. From December 1991 until April 1997, Mr. Scott was Chief Financial Officer and later President and member of the board or directors of Markay Plastics, Inc. Mr. Scott was appointed to the CyberGuard Board of Directors in September 1999 on the recommendation of Fernwood Partners II, LLC, upon completion of the "Fernwood Financing" (as defined below).

CONTINUING DIRECTORS

         C. SHELTON JAMES. Age 60. Director since 1994. Mr. James is Chairman and Chief Executive Officer of Elcotel, Inc., and has served in various executive capacities for Elcotel since 1991. Elcotel is a public company that manufactures telecommunications equipment. Mr. James is President of Fundamental Management Corporation, an investment management firm specializing in active investment in small capitalization companies, where he was Executive Vice President from 1990 to April 1993. Mr. James is a member of the Board of Directors of Elcotel, Inc., Concurrent Computer Corporation, CSPI, Inc., Technisource, Inc., DRS Technologies, Inc. and SK Technologies, Inc.


         RICHARD P. RIFENBURGH. Age 67. Director since 1996. Mr. Rifenburgh is Chairman of the Board of Directors of Moval Management Corporation, a privately held company specializing in restoring companies in financial distress. He is also a member of the board of directors of Concurrent Computer Corporation and Chairman of the board of directors of Tristar Corporation (formerly known as Ross Cosmetics Distribution Centers, Inc.).

                          GENERAL INFORMATION RELATING
                           TO THE BOARD OF DIRECTORS

         The Company's Board of Directors met ten times during fiscal year ended June 30, 1999.

COMMITTEES OF THE BOARD


         The Company's Board of Directors has a Compensation and Stock Option Committee, an Audit Committee, and an Executive Committee. The Company's Compensation and Stock Option Committee generally consists of Directors who are not executive officers of the Company; however, during the fiscal year 1999, Mr. James, Chairman of the Compensation and Stock Option Committee, served on an interim basis from August 24, 1998 until March 14, 1999 as Chief Executive Officer and Chairman of the Board. The Compensation and Stock Option Committee is responsible for setting and approving the salaries, bonuses and other compensation for the Company's executive officers, establishing compensation programs, and determining the amounts and conditions of grants of awards under the Company's Stock Incentive Plan. During the fiscal year ended June 30, 1999, the Compensation and Stock Option Committee consisted of C. Shelton James and Leland R. Reiswig, Jr. The Compensation and Stock Option Committee held two meetings during the fiscal year ended June 30, 1999.


         The Company's Audit Committee generally consists of Directors who are not executive officers of the Company; however, during the fiscal year 1999, Mr. James, Chairman of the Audit Committee, served on an interim basis from August 24, 1998 until March 14, 1999 as Chief Executive Officer and Chairman of the Board. The Audit Committee of the Board of Directors recommends to the Board of Directors the independent accountants to be engaged by the Company, reviews the scope of the accountants' engagement, including the remuneration to be paid, and reviews the independence of the accountants. The Audit Committee, with the assistance of the Company's Chief Financial Officer and other appropriate personnel, reviews the Company's annual financial statements and the independent auditor's report, including significant reporting or operational issues; corporate policies and procedures as they relate to accounting and financial reporting and financial controls; litigation in which the Company is a party; and, if necessary, use by the Company's executive officers of expense accounts and other non-monetary perquisites, if any. The Audit Committee may direct the Company's legal counsel, independent auditors and internal audit staff to inquire into and report to it on any matter having to do with the Company's accounting or financial procedures or reporting. During the fiscal year ended June 30, 1999, the members of the Audit Committee were C. Shelton James, David
R. Proctor (until March 15, 1999), and Richard P. Rifenburgh. The Audit Committee held eleven meetings during the 1999 fiscal year.

         In August 1998, concerns arose regarding the Company's financial reporting. In response, the Board of Directors formed an Executive Committee composed entirely, at the time of formation, of non-employee directors to exercise the full powers of the Company's Board of Directors. During the fiscal year ended June 30, 1999, the members of the Executive Committee were C. Shelton James (Chairman), Richard P. Rifenburgh, Leland R. Reiswig, Jr., and David R. Proctor. During the fiscal year ended June 30, 1999, the Executive Committee met nine times and acted once by unanimous written consent.

         As of June 30, 1999, the Company did not have a standing nominating committee of the Board of Directors nor a committee performing similar functions.

                               EXECUTIVE OFFICERS

         Certain biographical information concerning the Company's executive officers is presented below.



         Name                          Age     Position
         ----                          ---     --------
         David R. Proctor(1)            59     President, Chief Executive Officer and Chairman of
                                               the Board of Directors
         Terrence A. Zielinski          57     Chief Financial Officer and Vice President Finance
         Frederick O. Hawkes            53     Vice President Worldwide Marketing
         Robert E. Gelinas              39     Vice President Sales
         Michael G. Wittig              35     Vice President Software Development and Chief Technical Officer



--------------
          (1) For biographical information on Mr. Proctor, see "Election of Directors--Nominees."

         TERRENCE A. ZIELINSKI, C.P.A. Prior to joining the Company in 1998, Mr. Zielinski was managing director of Zielinski & Co., P.A., C.P.A., from 1989 through 1998. During his 29 years' experience as a practicing accountant, Mr. Zielinski has served as chief financial officer and in other executive capacities for several public companies.

         FREDERICK O. HAWKES. Prior to joining the Company in December 1998, Mr. Hawkes worked as a management consultant from 1997 to 1998. Mr. Hawkes worked at Elcotel, Inc. from 1993 to 1996 as Vice President of Engineering and Development and from 1996 to 1997 as Vice President of Marketing and Business Development.

         ROBERT E. GELINAS. Prior to joining the Company in August 1999, Mr. Gelinas served as Business Development Manager at Global Integrity, an SAIC Company, from October 1998 until August 1999, Regional Sales Manager at AXENT Technologies from February 1998 until October 1998, Director of Sales at CyberSafe Corporation from January 1997 until February 1998, and Business Unit Director at STK/Network Systems Corporation from 1994 until 1996.

         MICHAEL G. WITTIG. Mr. Wittig was appointed the Company's Vice President of Development in February 1998. In February 1999, Mr. Wittig was also appointed the Company's Chief Technical Officer. Since joining the Company in 1992, Mr. Wittig has served as Director of Software Development, as Manager of Software Development, and in various other software development positions.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

         The following table sets forth certain information with respect to the annual and long-term compensation of the Company's Chief Executive Officer and certain of the Company's other executive officers for the fiscal years ended June 30, 1999, June 30, 1998, and June 30, 1997.



                                                                            Long Term
                                                                          Compensation
                                                                      ----------------------
                         Annual Compensation                                 Awards
--------------------------------------------------------------------- ----------------------
                                                             Other     Restricted
                                                             Annual      Stock                 All Other
                            Fiscal    Salary    Bonus($)  Compensation  Award(s)    Options  Compensation
Name and Principal Position  Year       ($)        (1)        ($)         ($)        (#)        (2)($)
--------------------------- -------- ---------- ---------- ---------- ------------ --------- -----------
DAVID R. PROCTOR(7)          1999     62,700       --         --          --       475,000      3,310
Chairman, President and
  Chief Executive Officer
  (Became CEO on March 15,
  1999)

C. SHELTON JAMES(7)          1999     209,000      --         --          --       225,000      --
Interim Chief Executive
  Officer (Served as
  Interim CEO from August
  24, 1998 until March 14,
  1999)

ROBERT L. CARBERRY(3)        1999     105,769      --         --          --         --       103,889
Chairman, President and      1998     235,594      --         --          --         --         7,031
  Chief Executive Officer    1997     192,300    103,125      --          --       100,000      9,500
  (Served as CEO until
  August 24, 1998)

TERRENCE A. ZIELINSKI        1999     126,923     52,500      --          --       150,000      3,812
Vice President  Finance and
  Chief Financial Officer

MICHAEL G. WITTIG(4)         1999     139,269    37,500       --          --        94,400      9,743
Vice President Software      1998      91,811    21,667       --          --         --         6,418
  Development & Chief
  Technical Officer

FREDERICK O. HAWKES          1999      64,615    12,000       --          --        50,000      2,872
Vice President Marketing

TOMMY D. STEELE(5)           1999     195,923    25,000      3,450        --       300,000     54,650
President & Chief            1998     123,077    25,000     42,251      32,400       --         7,379
  Operating Officer
  (Served until
  May 17, 1999)

THOMAS W. PATTERSON(6)       1999     126,305    20,000       --          --       100,000     10,190
Vice President               1998     115,386    24,000       --        18,500       --         7,315
  Electronic Commerce
  (Served until
  April 23, 1999)


-------------------
(1) The following amounts of bonuses for the fiscal year ended June 30, 1999 were accrued during such period but were paid in July 1999: Mr. Zielinski--$30,000; Mr. Wittig--$37,000; and Mr. Hawkes--$12,000. The
     following amounts of bonuses for fiscal year ended June 30, 1998 were accrued during such period but were paid in fiscal year ended June 30, 1999: Mr. Steele--$25,000 and Mr. Patterson--$24,000. The bonus of $103,125 to Mr. Carberry was accrued during the fiscal year ended June 30, 1997 but was paid in August 1997.

(2) Amounts reported represent contributions to the Company's Retirement Plan and term life insurance premiums paid by the Company. In addition, the amounts reported in the fiscal year ended June 30, 1999 include severance payments paid by the Company to the following individuals, in the following amounts: Mr. Carberry -- $100,000 and Mr. Steele -- $37,115.

(3) Mr. Carberry's salary for fiscal year ended June 30, 1999 reflects payments made by the Company until he was suspended on August 24, 1998 and thereafter until his separation from the Company on December 8, 1999.

(4) The options issued during the fiscal year ended June 30, 1999 include an option for 50,000 shares and an exchanged option for 44,400 shares. The exchange option replaced five old options which were issued to Mr.
     Wittig on various dates from 1996 through 1998. See 10-Year Option Repricings.
(5) The options issued during the fiscal year ended June 30, 1999 include an option for 125,000 shares and an exchanged option for 175,000 shares. The exchange option replaced an old option which was issued to Mr. Steele on November 10, 1997. See 10-Year Option Repricings.
(6) The option issued during the fiscal year ended June 30, 1999 includes an exchanged option for 100,000 shares. This exchange option replaced an old option which was issued to Mr. Patterson on July 21, 1997. See 10-Year Option Repricings.
(7) Salary amounts do not include amounts received by the named executives for services performed by non-employee directors. These amounts for fiscal year 1999 were: Mr. Proctor -- $18,584 and Mr. James -- $3,250.


OPTION GRANTS IN THE FISCAL YEAR ENDED JUNE 30, 1999

         The following table shows all grants during the fiscal year ended June 30, 1999 and thereafter of stock options under the Company's Stock Incentive Plan (the "Stock Incentive Plan") and Employee Stock Option Plan ("Stock Option Plan") to the executive officers named in the Summary Compensation Table.


                                     Individual Grants
--------------------------------------------------------------------------------------------
                                             Percent of                                       Potential Realizable
                                                Total                                           Value At Assumed
                               Number of       Options                                       Annual Rates of Stock
                              Securities     Granted to                                      Price Appreciation for
                              Underlying    Employees in    Exercise or                           Option Term(1)
                                Option       Fiscal Year     Base Price                      ------------------------
           Name               Granted (#)      (%)(2)          ($/Sh)      Expiration Date        5%($)       10%($)
---------------------------- -------------- -------------- --------------- ----------------- ------------------------
David R. Proctor(5)              375,000        13.20           1.25            3/9/04         129,507        286,177
                                 100,000         3.52           1.00            5/2/04          27,628         61,051

C. Shelton James(5)              225,000         7.92           1.31            9/7/03          81,434        179,948

Terrence A. Zielinski            150,000         5.28           1.31            9/7/03          54,289        119,965

Michael G. Wittig                 50,000         1.76           1.31            9/7/03          18,096         39,988
                                  15,000          *             1.125          2/02/01           4,662         10,302
                                     400          *             1.125          1/01/02              79            167
                                   4,000          *             1.125          6/30/02             919          1,969
                                  25,000          *             1.125          3/09/03           6,922         15,102
Frederick O. Hawkes               50,000         1.76           2.09          12/30/03          28,871         63,798

Tommy D. Steele(3)               125,000         4.40           1.31           5/17/01          22,944         47,809
                                 175,000         6.16           1.125          5/17/01          27,706         57,746

Thomas W. Patterson(4)           100,000         3.52           1.125          4/23/00           9,329         18,944


------------------
  *  Less than 1.0%
  (1) The potential realizable values set forth under these columns result from calculations assuming 5% and 10% annualized stock price growth rates from grant dates to expiration dates as set by the Securities and Exchange Commission and are not intended to forecast future price appreciation of the Company's Common Stock based upon growth at these prescribed rates. The Company is not aware of any formula that will determine with reasonable accuracy a present value based on future unknown factors. Actual gains, if any, on stock option exercises are dependent on the future performance of the Company. There can be no assurance that the amounts reflected in this table will be achieved.

  (2) The amount of total options granted to employees during the fiscal year ended June 30, 1999 (2,840,443 shares) includes all options issued in connection with the Company's options exchange program, but excludes options issued to or exchanged for the members of the Company's Board of Directors.

  (3) In connection with Mr. Steele's separation from the Company, the expiration dates of Mr. Steele's five-year options were set at May 17, 2001.

  (4) In connection with Mr. Patterson's separation from the Company, the total amount of Mr. Patterson's exercisable shares was set at 65,000, and the expiration dates of Mr. Patterson's five-year options were set at April 24, 2000.
  (5) Does not include options that the executives were granted during fiscal year 1999 in their capacity as non-employee directors. These grants totaled 3,000 shares for Mr. Proctor and 3,000 shares for Mr. James.


OPTION EXERCISES AND PERIOD-END VALUES

         The following table provides information as to the number and value of unexercised options to purchase the Company's Common Stock held by the named executive officers at June 30, 1999, based on a closing sale price of $1.25 on June 30, 1999. None of the named executive officers exercised any options during the fiscal year ended June 30, 1999.


                                                  Number of Securities              Value of Unexercised
                                             Underlying Unexercised Options    In-the-Money Options At Fiscal
                                                 At Fiscal Year-End (#)                 Year-End ($)
                       Name                     Exercisable/unexercisable       Exercisable/Unexercisable (1)
        ------------------------------------ -------------------------------- ----------------------------------
        David R. Proctor                            229,375 / 287,500                      4,859 / 25,000
        C. Shelton James                            141,000 / 112,500                      3,188 / 0
        Terrence A. Zielinski                        75,000 / 75,000                           0 / 0
        Michael G. Wittig                            25,066 / 69,334                       3,133 / 2,417
        Frederick O. Hawkes                               0 / 50,000                           0 / 0
        Tommy D. Steele                             300,000 / 0                           21,875 / 0
        Robert L. Carberry                          235,490 / 0                                0 / 0
        Thomas W. Patterson                          65,000 / 0                            8,125 / 0


------------------

         (1) Based on the difference between the closing price of the Company's common stock on June 30, 1999 ($1.25) and the exercise price of the options. On October 25, 1999, the closing price of the Company's common stock was $1.875 per share.



10-YEAR OPTION REPRICINGS


         As part of the overall program to incentivize its personnel, during September 1998 the Company offered its employees, officers and directors the opportunity to exchange their existing stock options for new options, with an exercise price equal to the market price per share on the date the Board of Directors adopted the exchange program ($1.125 per share). The weighted-average exercise price per share prior to this exchange offer was $7.58 per share. The new options retained the replaced options' vesting schedules and expiration dates. Employees who did not voluntarily terminate their employment with the Company before May 6, 1999 were eligible for the Company's offer. Option holders holding options on 1,140,007 shares of Company Common Stock accepted this offer.

         The following table shows the options exchanged by the executive officers named in the Summary Compensation Table during the fiscal year ended June 30, 1999.


                                            Number of     Market Price   Exercise               Length of Original
                                           Securities      of Stock At   Price At                  Option Term
                                           Underlying        Time of      Time of       New     Remaining At Date
                                        Options/Repriced  Repricing or Repricing or  Exercise    of Repricing or
             Name               Date     or Amended (#)   Amendment($) Amendment($) Price ($)      Amendment
--------------------------------------------------------------------------------------------------------------------
  DAVID R. PROCTOR            9/04/98           3,000          1.125         4.625      1.125        1/28/08
  Chairman, President and     9/04/98          15,000          1.125        10.50       1.125        3/17/07
    Chief Executive Officer   9/04/98          14,875          1.125        10.50       1.125        3/17/07
    (Became CEO on March 15,  9/04/98           6,000          1.125         8.825      1.125        3/27/07
    1999)

  C. SHELTON JAMES            9/04/98           3,000          1.125         4.625      1.125        1/27/08
  Interim Chief Executive     9/04/98          15,000          1.125         5.50       1.125        2/01/06
    Officer (Served as        9/04/98           1,500          1.125        11.75       1.125        12/02/06
    Interim CEO from August   9/04/98           6,000          1.125         4.25       1.125        10/18/04
    24, 1998 until March 14,
    1999)

  MICHAEL G. WITTIG           9/04/98          15,000          1.125         5.50       1.125        02/02/01
  Vice President Software     9/04/98             400          1.125         2.50       1.125        01/01/02
    Development & Chief       9/04/98           4,000          1.125         8.875      1.125        6/30/02
    Technical Officer         9/04/98          15,000          1.125         7.75       1.125        3/09/03
                              9/04/98          10,000          1.125         7.75       1.125        3/09/03
  TOMMY D. STEELE             9/04/98         175,000          1.125         7.375      1.125        11/09/02
  President & Chief
    Operating Officer
    (Served until May 17,
    1999)

  THOMAS W. PATTERSON         9/04/98         100,000          1.125         9.25       1.125        7/21/02
  Vice President Electronic
    Commerce (Served until
    April 23,1999)

         In addition to the above, the following lists the option repricings since the Company's inception.



                                            Number of     Market Price   Exercise               Length of Original
                                           Securities      of Stock At   Price At                  Option Term
                                           Underlying        Time of      Time of       New     Remaining At Date
                                        Options/Repriced  Repricing or Repricing or  Exercise    of Repricing or
             Name               Date     or Amended (#)   Amendment($) Amendment($)   Price($)      Amendment
--------------------------------------------------------------------------------------------------------------------


  ROBERT L. CARBERRY (1)       1/30/98        311,000          5.25         10.67       7.37         3/04/06
  Chairman, President and      1/30/98         28,000          5.25         10.67       7.37         7/22/06
    Chief Executive Officer    1/30/98        100,000          5.25          9.25       5.50         7/24/01
    (Served as CEO until
    August 24, 1998)


------------------------
  (1) In connection with Mr. Carberry's separation from the Company, the total amount of Mr. Carberry's exercisable shares was agreed to be 235,490 shares and the expiration date of Mr. Carberry's options was set at December 7, 2000.

COMPENSATION PLANS

         Executive Employment Arrangements. The Company and Mr. Proctor entered into an agreement effective as of March 15, 1999 and amended as of May 4, 1999 (the "Proctor Employment Agreement"). The Proctor Employment Agreement provides for the employment of Mr. Proctor as Chairman of the Board, President and Chief Executive Officer of the Company at an annual base salary of $260,000. The Proctor Employment Agreement provides for Mr. Proctor to have a target bonus for the achievement of certain performance objectives to be established by the Company of 100% of his annual base salary.

         The Company may terminate the Proctor Employment Agreement for "cause." The Proctor Employment Agreement defines "cause" as acts of willful misconduct or gross negligence by Mr. Proctor in performance of his material duties or obligations to the Company, or conviction of Mr. Proctor of a felony involving moral turpitude, or a material act of dishonesty or breach of trust by Mr. Proctor, intended to enrich Mr. Proctor at the expense of the Company. If the Proctor Employment Agreement is terminated by the Company other than for "cause" or the death, disability or normal retirement of Mr. Proctor or by Mr. Proctor for "good reason," Mr. Proctor will receive severance pay of two times his annual base salary as in effect immediately prior to termination, and all of Mr. Proctor's stock options and stock appreciation rights will become exercisable at termination. If Mr. Proctor's employment is terminated at any time by the Company or by Mr. Proctor, other than within one year of a "change in control," the Company may, at its sole discretion and upon certain conditions, prohibit Mr. Proctor from engaging in any business competitive with the business of the Company for a six-month period following the effective date of termination.

         In addition to the Proctor Employment Agreement, the Company has employment agreements with Mr. Zielinski and Mr. Wittig. Such employment agreements, other than the Proctor Employment Agreement, are referred to herein as the "Executive Employment Agreements." The initial base salaries under such

Employment Agreements are $150,000 for Mr. Zielinski and $150,000 for Mr. Wittig. The Executive Employment Agreements also provide for bonuses based on certain Company performance targets in initial amounts based upon the following percentages of base salary: Mr. Zielinski--40% and Mr. Wittig--40%.

         The Executive Employment Agreements may be terminated by either the Company or the respective executive officer at any time. In the event the executive officer resigns without "good reason" or is terminated for "cause," compensation under the employment agreements will end. In the event any such employment agreement is terminated by the Company without "cause" or the executive officer resigns for "good reason," the terminated executive officer will receive, among other things, severance compensation equal to a specified multiple of such employee's annual base salary and target bonus under the Company's bonus program. In addition, all non-statutory options and stock appreciation rights of all such executive officers will be immediately exercisable upon termination of employment and certain other awards previously made under any of the Company's compensation plans or programs and previously not paid will immediately vest on the date of such termination.

         The Executive Employment Agreements contain severance provisions that apply if the executive officer's employment is terminated within one year after the occurrence of a change of control. In the event that the employee is terminated within one year following the occurrence of a change in control by the Company for any reason or by the employee for "good reason", the employee will be entitled to receive on the date of the termination an amount equal to, among other things, a specific multiple of the employee's base salary, target bonus under the Company's bonus program, and any performance award payable under the Stock Incentive Plan, Stock Option Plan or similar plan, as well as any other benefits which the employee would be entitled to where termination was without "cause" or with "good reason" by employee.

         The Company also has an employment arrangement with Mr. Hawkes, by which his annual base salary is $144,000 and his target bonus for achievement of certain performance objectives is 40% of his annual base salary.

         In addition to the information stated above, each of the named executive contracts or arrangements provides for the executive to receive options to acquire shares of the Company's Common Stock. The amounts and certain terms of the options are described elsewhere in this Proxy Statement. In general, the options become immediately exercisable upon a change in control of the Company.

         Stock Incentive Plan. All salaried employees and non-employee directors of the Company are eligible to participate in the Stock Incentive Plan. An eligible employee may receive an award under the Plan, however, only if selected by the Compensation Committee. The maximum number of shares of Common Stock that may be issued under the Stock Incentive Plan is 2,400,000.

         Employee Stock Option Plan. All salaried employees are eligible to participate in the Employee Stock Option Plan. The Company's Board of Directors adopted the Employee Stock Option Plan on September 4, 1998. On August 10, 1999, the Board of Directors increased the number of shares available for grant under the Plan from 1,400,000 to 2,500,000 shares of Common Stock.

         Director Compensation. Upon joining the Board of Directors, all non-employee directors receive options to purchase 6,000 shares of Common Stock of the Company. In addition, on the date of each annual meeting of shareholders, each director who is not an employee of the Company is automatically granted an option to purchase 3,000 shares of Common Stock of the Company. All such options are non-statutory stock options, immediately exercisable, and priced at 100% of the fair market value on the date of grant. Neither the Board of Directors nor any committee of the Board of Directors has any discretion with respect to options granted to non-employee directors pursuant to the Stock Incentive Plan. During September 1998, options of then current directors were exchanged in connection with the option exchange program offered by the Company.


         In addition to grants pursuant to the Stock Incentive Plan or Stock Option Plan, non-employee directors of the Company receive a $15,000 annual retainer and $1,000 per Board of Directors meeting attended. In addition, directors receive $1,000 for attendance at any meeting of a committee of the Board of Directors, payable at any such meeting, except for committee meetings held on the same day as Board of Directors meetings, in which case no such fee will be payable. Directors are also reimbursed for travel and lodging expenses in connection with Board of Directors and committee meetings.

                    COMPENSATION AND STOCK OPTION COMMITTEE
                        REPORT ON EXECUTIVE COMPENSATION

         During the fiscal year ended June 30, 1999, the Compensation and Stock Option Committee of the Company's Board of Directors consisted of Mr. James and Mr. Reiswig, neither of whom are executive officers of the Company although Mr. James served as Interim Chief Executive Officer during the period from August 1998 to March 1999. The Compensation and Stock Option Committee is responsible for setting and approving the salaries, bonuses and other compensation for the Company's executive officers, establishing compensation programs, and determining the amounts and conditions of all grants of awards under the Stock Incentive Plan.


         The Compensation and Stock Option Committee Objectives. The Company's compensation programs are designed by the Compensation and Stock Option Committee to achieve four fundamental objectives: (1) to provide competitive salary levels and compensation incentives that attract and retain qualified executives; (2) to motivate executives to achieve specific strategic short-term and long-term objectives of the Company; (3) to recognize individual performances and achievements as well as the performance of the Company relative to its peers; and (4) to link the interests of senior management with the long-term interest of the Company's stockholders through compensation opportunities in the form of stock ownership. At present, these objectives are met through a program composed of salary, annual cash bonus, and long-term incentive opportunities in the form of stock options and performance stock.


         Chief Executive Officer Compensation. During the fiscal year ended June 30, 1999, the Company had three Chief Executive Officers. The Compensation Committee's deliberations regarding compensation of each of these three Chief Executive Officers were as follows: With respect to Mr. Carberry, there were no deliberations as to his performance, since he served as CEO for only the first eight weeks of the 1999 fiscal year and his base salary remained the same as the prior year. Mr. James was then asked to serve as Interim Chief Executive Officer until such time as full-time Chief Executive Officer could be hired. The Committee set Mr. James' compensation based upon competitive factors. Mr. Proctor was hired as Chief Executive Officer during March 1999. The Committee's deliberations regarding his compensation took into account his prior experience and competitive factors. Given the brief period of time during fiscal year 1999 that Mr. Proctor served as CEO, he was not paid a bonus during fiscal year 1999.

         Other Executive Salaries. Base salaries for management employees are determined initially by evaluating the responsibilities of the position, the experience of the individual, internal comparability considerations, as appropriate, the competition in the marketplace for management talent, and the compensation practices among industry competitors and for public companies of the size of the Company. Salary adjustments are determined and normally made at 12-month intervals.

         Annual Bonuses. The Company offers a bonus program for executives designed to provide year-end incentive bonuses to executives who contributed materially to the Company's success during the most recently completed fiscal year. The bonus program is intended to enable the Company executives to participate in the Company's success as well as to provide incentives for future performance. In determining amounts to be awarded as bonuses, the Compensation and Stock Option Committee takes into account a number of factors, including the Company's gross revenue, net income, cash flow, individual performance and achievement, and competitive factors.

         Long Term Incentives. Under the Company's stock plans, the Compensation and Stock Option Committee may grant to certain employees of the Company a variety of long-term incentives, including non-qualified stock options, incentive stock options, stock appreciation rights, exercise payment rights, grants of stock or performance awards. In granting these incentives to executives, the Committee considers those factors described above in this Committee Report regarding compensation decisions.

         Option Repricing. As part of the overall program to incentivize its personnel, during September 1998, the Company offered its employees, officers and directors the opportunity to exchange their existing stock options for new options, with an exercise price equal to the market price per share on the date the Board of Directors adopted the exchange program ($1.125 per share). The weighted-average exercise price per share prior to this exchange offer was $7.58 per share. Employees, officers and directors who did not voluntarily terminate their relationship with the Company before May 6, 1999 were eligible for the Company's offer. Option holders holding options on 1,140,007 shares of Company common stock accepted this offer.


                                 SUBMITTED BY THE COMPENSATION AND STOCK OPTION
                                 COMMITTEE:

                                 C. SHELTON JAMES, CHAIRMAN
                                 LELAND R. REISWIG, JR.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         During the fiscal year ended June 30, 1999, C. Shelton James, while serving as Chairman of the Company's Compensation and Stock Option Committee, was the Company's Interim Chief Executive Officer and Interim Chairman of the Board.

                              RELATED TRANSACTIONS

         In August 1999, the Company entered into a financing transaction with Fernwood Partners II, LLC ("Fernwood") and certain officers, directors and employees of the Company, through which the Company obtained a total amount of $4,313,484 (the "Fernwood Financing"). In the Fernwood Financing, Fernwood provided $3,699,484, Mr. Scott provided $100,000 and Mr. Proctor agreed to provide $150,000. The remaining $364,000 was provided by certain other directors, executive officers and employees of the Company. All of the financing consisted of promissory notes convertible into the Company's Common Stock at $1 per share and warrants to purchase an equivalent number of shares of the Company's Common Stock at $2.00 per share. The Fernwood Financing bears interest at a rate of 11.5% per annum and is secured by a lien on all of the Company's assets. The officers, directors and employees of the Company participating in the Fernwood Financing have granted to Fernwood the right to act as their agent for purposes of enforcing their rights in the event that the Company should default on its obligations. Part of the proceeds from this financing was used to repay a $1,125,000 loan and accrued interest to Fernwood Partners, LLC, a limited liability company that provided financing to the Company in December 1998. At the time the Fernwood Financing was undertaken, Mr. Proctor funded $50,000 of the $150,000 to be lent by him to the Company. Mr. Proctor has agreed to fund the remaining amount by contributing his salary payments to the Company until the full amount is funded. This obligation is evidenced by a promissory note to the Company in the principal amount of $100,000. Mr. Proctor's note bears no interest, but if Mr. Proctor chooses to receive interest under the Company's note to him, then Mr. Proctor will pay interest at the rate of 11.5% on the amount remaining to be funded. Approximately $86,000 remains to be funded.


       Mr. William G. Scott, a member of the Company's Board of Directors, is the brother of Mr. Richard Scott, who, with his wife, is a major equity holder of Fernwood. Mr. Richard Scott is also a major equity holder of Fernwood Partners, LLC.

                               PERFORMANCE GRAPH

         The following graph shows the Company's cumulative total return to shareholders, based on an initial investment of $100, compared to Standard & Poor's 500 Index and the Old Peer Group (defined below) and New Peer Group (defined below) over the period from October 14, 1994, the first day that the Company's shares were traded publicly, and the end of the fiscal year ended June 30, 1999. Total shareholder return assumes dividend reinvestment. The stock performance shown on the following graph is not indicative of future price performance.

         The Old Peer Group is composed of Security Dynamics Technologies and Secure Computing Corporation. The New Peer Group is composed of Security Dynamics Technologies, Secure Computing Corporation, Networks Associates Incorporated, and Axent Technologies Incorporated. These companies' shares were first publicly traded as follows: Security Dynamics Technologies on December 14, 1994; Secure Computing Corporation on November 17, 1995; Networks Associates Incorporated on October 10, 1994; and Axent Technologies Incorporated on April 2, 1996.

         During the fiscal year 1996, the Company changed its fiscal year end from September 30 to June 30.


                COMPARISON OF 56 MONTH CUMULATIVE TOTAL RETURN*
               AMONG CYBERGUARD CORPORATIONK, THE S&P 500 INDEX,
                    A NEW PEER GROUP AND AN OLD PEER GROUP



Research Data Group                                     Peer Group Total Return Worksheet


CYBERGUARD CORP
                                            Cumulative Total Return
                            -------------------------------------------------------------
                            10/10/94   9/30/95   6/30/96    6/30/97    6/30/98    6/30/99
CYBERGUARD CORPORATION        100        218      669         344        373         39
NEW PEER GROUP                100        432      935       1,633      1,858        593
OLD PEER GROUP                100        292      892         842        377        494
S&P 500                       100        121      152         205        267        328

                               PROPOSAL NUMBER 2
                           INCREASE IN THE NUMBER OF
                 SHARES OF COMMON STOCK AUTHORIZED FOR ISSUANCE
                         FROM 20,000,000 TO 50,000,000

         The Board of Directors has adopted a resolution to submit to a vote of the shareholders at the Annual Meeting a proposal to amend the Company's Amended and Restated Articles of Incorporation to increase the number of shares of Common Stock which the Company is authorized to issue from 20,000,000 to 50,000,000.

         If the proposed amendment is approved by the Company's shareholders, the additional 30,000,000 shares of Common Stock will have voting and other rights and privileges identical to those of the currently authorized shares of Common Stock. However, because shareholders have no preemptive rights to purchase any additional shares of Common Stock which may be issued, the issuance of additional shares will reduce the percentage interest of current shareholders in the total outstanding shares. The proposed amendment will not increase the number of shares of preferred stock authorized. The relative rights and limitations of the Common Stock and preferred stock would remain unchanged under the proposed amendment. The proposed amendment to the Amended and Restated Articles of Incorporation is attached hereto as Exhibit A.

         The Board of Directors recommends the proposed amendment and believes it is in the best interests of the Company to increase the authorized number of shares of Common Stock to enable the Company to satisfy its anticipated obligations and to have shares available for other corporate purposes. In August 1999, the Company entered into the Fernwood Financing transaction for approximately $4.3 million. The lenders in the Fernwood Financing received promissory notes convertible into the Company's Common Stock at a rate of $1 of loan principal for each share, and warrants to purchase approximately 4.3 million shares of the Company's Common Stock at $2.00 per share. In the event the lenders in the Fernwood Financing converted their notes in full into Common Stock and exercised their warrants in full, an aggregate of 8,626,968 additional shares of the Company's Common Stock would be issued. The Company currently has available for issuance only 6,871,266 shares of Common Stock (taking into account issued and outstanding shares and shares reserved for issuance under existing warrants and stock option plans.) Thus, an additional 1,755,702 shares of Common Stock would be required. The Company is requesting shareholder approval of this proposal to ensure that there will be a sufficient supply of shares for potential conversion of the Fernwood Financing notes and warrants, and for other corporate matters. At this time, the Company has no plans or proposals to use any portion of the additional shares of Common Stock to be authorized for issuance under this proposal other than to comply with its contractual obligations in connection with the Fernwood Financing.

         If this proposal is approved, the Board of Directors does not intend to seek further shareholder approval prior to the issuance of any additional shares of authorized Common Stock in future transactions unless required by law, the Company's Bylaws, the Amended and Restated Articles of Incorporation or the rules of any stock exchange on which the Common Stock may be listed.

         The issuance of additional shares of Common Stock may, among other things, have a dilutive effect on earnings per share and on shareholders' equity and voting rights. The issuance of additional shares, or the perception that additional shares may be issued, may also adversely affect the market price of the Common Stock. The increase in the number of authorized shares of Common Stock also could have the effect of rendering more difficult or discouraging an attempt to obtain control of the Company. The Company is not aware of any efforts to obtain control of the Company.


         The Amendment to the Company's Amended and Restated Articles of Incorporation to increase capitalization will be approved by the shareholders if the number of votes cast in favor of the proposal exceeds the number of votes cast against the proposal. If a proxy card is specifically marked as abstaining from voting on the proposal, the shares represented thereby will not be counted as having been voted for or against the proposal. Broker non-votes will not be treated as votes cast. Unless contrary instructions are given, the persons named in the proxy card intend to vote shares as to which proxies are received in favor of the Amendment to the Amended and Restated Articles of Incorporation.


        THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR
                     THE PROPOSAL TO INCREASE THE NUMBER OF
                SHARES OF COMMON STOCK AUTHORIZED FOR ISSUANCE.

                               PROPOSAL NUMBER 3
                         RATIFICATION OF APPOINTMENT OF
                         INDEPENDENT PUBLIC ACCOUNTANTS



         The Board of Directors has appointed Grant Thornton LLP to serve as the Company's independent public accountants for the fiscal year 2000. At the Annual Meeting, the shareholders are being asked to ratify this appointment. In the event the appointment of Grant Thornton LLP for fiscal year 2000 is ratified, it is expected that Grant Thornton LLP will also audit the books and accounts of certain subsidiaries of the Company at the close of their current fiscal years. If the appointment of Grant Thornton LLP is not ratified, the Board of Directors will reconsider its selection. A representative of Grant Thornton LLP is expected to be present at the Annual Meeting and will have the opportunity to make a statement, if such person desires to do so, and will be available to respond to appropriate questions.



         On October 11, 1999, the Company appointed the accounting firm of Grant Thornton LLP as the Company's independent accountants for fiscal year 2000 and dismissed PricewaterhouseCoopers LLP effective with such appointment. The decision to dismiss PricewaterhouseCoopers LLP and appoint Grant Thornton LLP was approved by the Audit Committee of the Company's Board of Directors. PricewaterhouseCoopers LLP's reports on the financial statements for the past two fiscal years did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles. In connection with its audits for the two most recent fiscal years and through October 11, 1999, there have been no disagreements with PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosure, or accounting scope or procedure, which disagreements, if not resolved to the satisfaction of PricewaterhouseCoopers LLP, would have caused them to make reference thereto in their report on the financial statements for such years. During the course of performing services regarding the two most recent fiscal years, PricewaterhouseCoopers LLP advised the Company and its Audit Committee that the internal controls necessary for the Company to develop reliable financial statements did not exist. No disagreements arose regarding these matters. Upon the deficiencies in accounting controls being identified, the Company's Chief Financial Officer began addressing and correcting these deficiencies. The Company has authorized PricewaterhouseCoopers LLP to respond fully to the inquiries of Grant Thornton LLP concerning this subject matter and any other matters relating to the Company or its financial reporting. A representative of PricewaterhouseCoopers LLP is not expected to be present at the Annual Meeting.


         Prior to engaging PricewaterhouseCoopers LLP in October 1998, the Company's independent public accountant was the accounting firm of KPMG Peat Marwick LLP ("KPMG").

         On August 21, 1998, KPMG, the Company's independent public accounting firm, resigned effective immediately. In KPMG's letter of resignation, KPMG stated that it had "a disagreement with management of the Company regarding the methodology used for software revenue recognition." In its letter of resignation, KPMG also advised the Company that it concluded that it could no longer rely on management's representations and that it was unwilling to be associated with the financial statements prepared by management.

         On August 19, 1998, two days before KPMG's resignation, the Company's Audit Committee met with KPMG to discuss the Company's software revenue recognition policies and KPMG's concerns about the quality of the financial information which had been presented by management to the Audit Committee and to KPMG. During that meeting, the Audit Committee advised KPMG that the Audit Committee (and not management) had the exclusive decision-making authority and duties with respect to the Company's financial statements. The Audit Committee advised KPMG that it agreed with KPMG as to KPMG's preliminary assessment of these matters and discussed the steps that should be implemented to resolve these issues, including a restatement of the Company's interim financial statements.

         The Company is not aware of any other disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure between June 30, 1996 and the date of KPMG's resignation, which disagreements, if not resolved to the satisfaction of KPMG, would have caused KPMG to make a reference thereto in its reports. KPMG's reports on the financial statements for the Company for the prior two years did not contain any adverse opinion or disclaimer of opinion and such reports were not qualified or modified as to uncertainty, audit scope or accounting principles. KPMG's resignation was not recommended or approved by the Company's Board of Directors or any committee thereof. The Company has authorized KPMG to respond fully to the inquiries of any successor accountant concerning the subject matter of the foregoing.


         The proposal to ratify the appointment of Grant Thornton LLP will be approved by the shareholders if the number of votes cast in favor of the proposal exceeds the number of votes cast against the proposal. If a proxy card is specifically marked as abstaining from voting on the proposal, the shares represented thereby will not be counted as having been voted for or against the proposal. Unless contrary instructions are given, the persons named in the proxy card intend to vote shares as to which proxies are received in favor of the Ratification of Appointment of Grant Thornton LLP as Independent Public Accountants.


         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS THE COMPANY'S INDEPENDENT ACCOUNTANTS.

                  COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT

         The following sets forth, as of October 25, 1999 information with respect to the beneficial ownership of the Company's Common Stock by: (i) each person known by the Company to beneficially own more than 5% of the outstanding shares of the Company's Common Stock; (ii) each director of the Company; (iii) each of the Company's named executive officers; and (iv) all directors and executive officers as a group. Unless otherwise indicated, each of the shareholders named in this table: (a) has sole voting and investment power with respect to all shares of Common Stock beneficially owned and (b) has the same address as the Company.


    Name/Address                                                       Number of Shares     Percent of Class
    ------------                                                      -------------------- -------------------
    David R. Proctor(1)................................................      539,375                5.59

    C. Shelton James(2)................................................      273,500                2.91
    Robert L. Carberry(3)..............................................      235,490                2.52
         6494 N.W. 32nd Way,
         Boca Raton, FL 33496
    Terrence A. Zielinski(3)...........................................      200,000                2.15
    Michael G. Wittig(3)...............................................      117,039                1.27
    Frederick O. Hawkes(3).............................................       30,000                *
    Tommy D. Steele(3).................................................      300,000                3.18
    Thomas W. Patterson(3).............................................       65,000                *
    Leland R. Reiswig, Jr.(3)..........................................       34,500                *
    Richard P. Rifenburgh(3)...........................................       43,500                *
    David L. Manning(3)................................................       26,000                *
    William G. Scott(3)................................................      206,000                2.21
    Fernwood Partners II, LLC(3).......................................    7,398,968               44.78
         100 First Stamford Place, Suite 625,
         Stamford, Connecticut 06902
    All directors and officers as a group (12) persons.................    2,070,404               18.51
     * Less than 1%

-------------------

     (1) Includes: (a) 229,375 shares in options that are currently exercisable by Mr. Proctor to purchase Common Stock; (b) 300,000 shares for convertible note and warrant issued by the Company in connection with the Fernwood Financing in August 1999; and (c) 10,000 shares of Common Stock owned by Mr. Proctor.
     (2) Includes: (a) 253,500 shares in options that are currently exercisable by Mr. James to purchase Common Stock; and (b) 20,000 shares for convertible note and warrant issued by the Company in connection with the Fernwood Financing in August 1999 and held for the benefit of Mr. James by C. Shelton James Defined Benefit Keogh Plan.
     (3) Includes (a) options that are currently exercisable to purchase Common Stock in the following amounts: Mr. Carberry--235,490; Mr. Zielinski--150,000; Mr. Wittig--43,039; Mr. Steele--300,000; Mr.
         Patterson--65,000; Mr. Reiswig--13,500 shares; Mr. Rifenburgh--13,500 shares; Mr. Manning--6,000 shares; and Mr. Scott--6,000 shares; and (b) shares of Common Stock for convertible notes and warrants issued by the Company in connection with the Fernwood Financing in August 1999, in the following amounts: Mr. Zielinski--50,000; Mr. Wittig--74,000; Mr. Hawkes--30,000; Mr. Reiswig--20,000 shares; Mr. Rifenburgh--30,000 shares; Mr. Manning--20,000 shares; Mr. Scott--200,000 shares; and Fernwood Partners II, LLC--7,398,968.

                                 OTHER MATTERS

         Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, shareholders may present proper proposals for inclusion in the Company's proxy statement and for consideration at the next Annual Meeting of Shareholders by submitting such proposals to the Company in a timely manner. In order to be so included for the 2000 Annual Meeting, shareholder proposals must be received by the Company no later than August 4, 2000 and must otherwise comply with the requirements of Rule 14a-8.


            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE


         Under federal securities laws, the Company's directors, certain officers, and persons holding more than 10% of the Common Stock of the Company are required to report, within specified monthly and annual due dates, their initial ownership and all subsequent acquisitions, dispositions or other transfers of interest in Common Stock, if and to the extent reportable events occur which require reporting of such due dates. The Company is required to describe in this Proxy Statement whether it has knowledge that any person required to file such report may have failed to do so in a timely manner. To the Company's knowledge, all such filing requirements of the Company's directors, officers and each beneficial owner of more than 10% of the Common Stock were satisfied in full for the fiscal year ended June 30, 1999, with the exception of Form 3 filings that were filed late for Terrence A. Zielinski, Michael G. Wittig and Frederick O. Hawkes. The foregoing is based upon reports furnished to the Company and written representations and information provided to the Company by the persons required to make such filings.

         Shareholders may obtain a copy (without exhibits) of the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1999 as filed with the Securities and Exchange Commission without charge by writing to:
Dolores Hess, CyberGuard Corporation, 2000 West Commercial Boulevard, Fort Lauderdale, Florida 33309.

                                   EXHIBIT A
          AMENDMENT TO AMENDED AND RESTATED ARTICLES OF INCORPORATION

                            ARTICLE V. CAPITAL STOCK

         The total number of shares of all classes of stock which the Corporation shall have authority to issue is 55,000,000 shares, of which 50,000,000 shares of the par value of $0.01 per share shall be designated as Common Stock and 5,000,000 shares of the par value of $0.01 per share shall be designated as Preferred Stock. Shares of Preferred Stock may be issued in series from time to time by the Board of Directors, and the Board of Directors is expressly authorized to fix by resolution or resolutions the designations, relative rights, preferences, and limitations of the shares of each series of Preferred Stock, including without limitation the following:

         (a) the distinctive designation of such series which shall distinguish it from other series;

         (b) the number of shares included in such series which number may be increased or decreased from time to time by the Board of Directors unless otherwise provided by the Board of Directors in the resolution or resolutions providing for the issue of such series.

         (c) the rate of dividends (or method of determining such dividends) payable to the holders of the shares of such series, any conditions on the payment of such dividends, and the date or dates (or method of determining the date or dates) upon which such dividends shall be payable;

         (d) whether dividends on the shares of such series shall be cumulative and, in the case of shares of any series having cumulative dividend rights, the date or dates (or method of determining date or dates) from which dividends on the shares of such series shall be cumulative;

         (e) the amount or amounts which shall be payable out of the assets of the Corporation to the holders of the shares of such series upon voluntary or involuntary liquidation, dissolution or winding up the Corporation;

         (f) the price or prices (or method of determining such price or prices) at which, the form of payment of such price or prices for which, the period or periods within which, and the other terms and conditions upon which, the shares of such series may be redeemed, in whole or in part, at the option of the Corporation or at the option of the holder or holders thereof or upon the happening of a specific event or events;

         (g) the obligation, if any, of the Corporation to purchase or redeem shares of such series pursuant to a sinking fund or otherwise and the price or prices at which, the period or periods within which, and the other terms and conditions upon which, the shares of such series shall be purchased or redeemed, in whole or in part, pursuant to such obligation;

         (h) provisions, if any, for the conversion or exchange of the shares of such series, at any time or times at the option of the holder or holders thereof or at the option of the Corporation or upon the happening of a specified event or events, into shares of any other class or classes or any other series of the same or any other class or classes of stock of the Corporation, and the price or prices or rate or rates of exchange or conversion and any adjustments applicable thereto;

         (i) the voting rights, if any, of the holders of the shares of such series, which may include multiple votes per share; and

         (j) the manner in which any facts ascertainable outside the resolution or resolutions providing for the issue of such series shall operate on the relative rights, preferences, and limitations of the shares of each series of Preferred Stock.

                                   APPENDIX A

                             CYBERGUARD CORPORATION
                     PROXY SOLICITED BY BOARD OF DIRECTORS
                      FOR ANNUAL MEETING DECEMBER 8, 1999

                                     PROXY

         The undersigned stockholder hereby appoints David R. Proctor and Terrence A. Zielinski, or either of them, attorneys and proxies for the undersigned with power of substitution in each to act for and to vote, as designated below, with the same force and effect as the undersigned, all shares of CyberGuard Corporation Common Stock standing in the name of the undersigned at the Annual Meeting of Shareholders to be held at the Courtyard by Marriott at Cypress Creek, 2440 W. Cypress Creek Road, Fort Lauderdale, Florida, 33309, at 10:00 a.m. on December 8, 1999 and at any adjournments thereof.

         WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL GRANT AUTHORITY TO THE PROXY HOLDERS TO VOTE ON BEHALF OF THE UNDERSIGNED SHAREHOLDER AND WILL BE VOTED "FOR" THE NOMINEES FOR DIRECTOR AND "FOR" THE OTHER PROPOSALS.

         IN THEIR DISCRETION, THE PROXY HOLDERS ARE AUTHORIZED TO VOTE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS THEREOF. THE PROXY WILL BE VOTED IN ACCORDANCE WITH THE PROXY HOLDERS' BEST JUDGMENT AS TO ANY OTHER MATTER.

         1.       ELECTION OF DIRECTORS.

                  Nominees:         David L. Manning
                                    David R. Proctor
                                    William G. Scott

                  [ ]  FOR          [ ]  WITHHELD

                  ----------------------------
                  For all nominees except as noted above

2. APPROVAL OF AMENDMENT TO AMENDED AND RESTATED ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK AUTHORIZED FOR ISSUANCE FROM 20,000,000 TO 50,000,000.

                  [ ]  FOR          [ ]  AGAINST     [ ]  ABSTAIN

3. RATIFICATION OF GRANT THORNTON LLP AS INDEPENDENT ACCOUNTANTS FOR FISCAL YEAR 2000.

                  [ ]  FOR          [ ]  AGAINST     [ ]  ABSTAIN


     MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT   [ ]

     MARK HERE IF YOU PLAN TO ATTEND THE MEETING     [ ]


Dated: ___________, 1999                                           Please mark, date and sign exactly as your name appears
                                                                   hereon. Joint owners should each sign. If the signer is
                                                                   a corporation, please sign in full corporate name by a
                                                                   duly authorized officer. Executors,  administrators,
_________________________________                                  trustees etc. should give full title as such.
SIGNATURE